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                                                                     EXHIBIT 4.2


                        CERTIFICATE OF DESIGNATION OF THE
                   5% CUMULATIVE PREFERRED STOCK, SERIES F, OF
                          DURAMED PHARMACEUTICALS, INC.



         Duramed Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows, pursuant to Section 151 of the Delaware General Corporation Law:

         FIRST: That pursuant to authority vested in the Board of Directors of the Company (the "Board") by Article IV of the Certificate of Incorporation of the Company, the Board, at a meeting duly convened and held on the 22nd day of January, 1998, adopted the resolution attached hereto as Exhibit 1, creating a series consisting of One Hundred Twenty Thousand (120,000) shares of its preferred stock, with a stated value of $100.00 per share, designated as 5% Cumulative Convertible Preferred Stock, Series F.

         SECOND: That such resolution of the Board, and the creation and authorization thereby of the 5% Cumulative Convertible Preferred Stock, Series F, were duly made by the Board pursuant to its authority as aforesaid and in accordance with Section 151 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by its duly authorized agents as of this 3rd day of February, 1998.

                                             DURAMED PHARMACEUTICALS, INC.

                                                  /s/ Timothy J. Holt
                                                  ------------------------------
                                             By:  Timothy J. Holt
                                                  Senior Vice President



                                             ATTEST:

                                                  /s/ Timothy E. Hoberg
                                                  ------------------------------
                                             By:  Timothy E. Hoberg
                                                  Assistant Secretary
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EXHIBIT 1


         RESOLVED, that the Board hereby (a) authorizes the creation of the 120,000 shares of the 5% Cumulative Convertible Preferred Stock, Series F (the "Series F Stock") with such final terms as may be approved by the Chairman of the Board, and (b) authorizes and directs that the Company reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock that may be delivered upon conversion of all outstanding shares of the Series F Stock.
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Exhibit 1


                             TERMS OF 5% CUMULATIVE
                                 STOCK, SERIES F
                DURAMED PHARMACEUTICALS, INC. (the "Corporation")

         1. Designation and Amount. There is hereby established a series of Preferred Stock to be designated as the "5% Cumulative Stock, Series F" (the "Series F Stock") and the number of shares which shall constitute such series shall be 120,000 shares, with a stated value (the "Stated Value") of $100 per share.

         2.       Dividends.

                  (a) General. The holders of the Series F Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends, at the rate of 5% of the Stated Value per annum from the date of issuance (with appropriate proration for any partial dividend period). Such cumulative dividends shall be payable quarterly in arrears on the fifteenth day of each January, April, July and October, commencing April, 1998.

                  (b) Dividends Cumulative. Dividends on the Series F Stock shall accrue and be cumulative from the date of issuance, whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends.

                  (c) Equality of Shares. No dividend shall be declared or set apart for any shares of the Series F Stock for any period unless at the same time a like proportionate dividend for the same period shall be declared or set apart for all shares of the Series F Stock then outstanding and entitled to receive such dividend.

                  (d) Restrictions with Respect to Junior Shares. So long as any shares of the Series F Stock shall remain outstanding, no dividend shall be declared or paid or set apart for payment on the common stock of the Corporation (the "Common Stock") or any other series of Preferred Stock unless full dividends (including interest on any accumulations of dividends) on all outstanding shares of Series F Stock shall have been paid in full for all past dividend periods and the dividends on all outstanding shares of Series F Stock for the then current dividend period shall have been paid or declared and sufficient funds set apart for payment thereof.

         3.       Liquidation Preference.

                  (a) General. The Series F Stock shall be preferred over the Common Stock and any other class or series of stock ranking junior to the Series F Stock in either payment of dividends or liquidation (all such junior classes or series of stock including, without limitation, the Common Stock, hereinafter referred to collectively as the "Junior Stock"). In the event of any liquidation or dissolution or winding up of the Corporation, the holders of the Series F Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its shareholders, the Stated Value of the Series F Stock (to the extent not previously converted) plus all accumulated and unpaid dividends before any distribution of the assets shall be made to the holders of the Common Stock
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or any other class or series of Junior Stock or any other series of Preferred
Stock subsequent to the Series F Stock.

                  (b) Merger or Consolidation. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or dissolution or winding up of the Corporation.

                  (c) Notice Required. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable and stating the anticipated amount of any such distributable amount, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series F Stock at their respective addresses as the same shall then appear on the books of the Corporation.

         4.       Conversion.

                  (a) General. Shares of Series F Stock may be converted at the option of the holder thereof, or otherwise as provided below, into fully paid and nonassessable shares of Common Stock of the Corporation by dividing the aggregate Stated Value of the shares of Series F Stock to be converted (plus accrued but unpaid dividends thereon) by the applicable conversion price as determined below:

                  (i) On and prior to the Release Date up to 50% of the Shares of Series F Stock (allocated pro-rata among the initial holders thereof) (the "First Fifty Percent") may be converted into shares of Common Stock at the Closing Conversion Price.

                  (ii) Following the Release Date the shares of Series F Stock will be convertible into the Common Stock as follows:

                          (a) Any shares of the First Fifty Percent which have not been converted prior to the Release Date (allocated pro-rata among the initial holders thereof) may be converted into Common Stock at the lesser of the Closing Conversion Price or the following: (i) for days 181 to 240 after the Closing Date, 90% of the Market Price; (ii) for days 241 to 300 after the Closing Date, 85% of the Market Price; (iii) for days 301 to maturity after the Closing Date, 80% of the Market Price.

                          (b) The shares of Series F Stock other than the First Fifty Percent may be converted into the Common Stock at the least of the Reset Conversion Price, the Maximum Conversion Price or the following: (i) for days 181 to 240 after the Closing Date, 90% of the Market Price; (ii) for days 241 to 300 after the Closing Date, 85% of the Market Price;


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                         (iii) for days 301 to maturity after the Closing Date,
                         80% of the Market Price.

                  (iii) Notwithstanding the foregoing, in the event that the Corporation extends the Release Date beyond the 180th day following the Closing Date: the percentages set forth in (b)(i-iii) above will each be reduced by 2%; and, in the event that the average closing bid price of the Common Stock over the 20 consecutive trading days immediately preceding the date of the Release Date Extension Notice to holders is not greater than 150% of the Closing Price, the percentages set forth in
                         (a)(i-iii) also will each be reduced by 2%.

                  (iv) In the event that the Market Price is below $3.35 per Common Share (the "$3.35 Price") upon requested conversion(s) of shares of Series F Stock, the Corporation will have the option of satisfying the notice of conversion in either (i) the number of shares of Common Stock to which the holder(s) are entitled, or (ii) cash in an amount equal to the product of (a) the number of shares of Common
                         Stock that would otherwise be issued pursuant to the notice of conversion, times (b) the closing bid price of the shares of Common Stock on the trading day prior to the date that the notice of conversion is tendered.

                  (v) Beginning on the Release Date, if the 20 trading day average closing bid price of the Common Stock (as reported by Bloomberg, L.P.) (the "20 Day Average") is greater than 300% of the Closing Price, the Corporation shall have the option to convert all outstanding shares of the Series F Stock into Common Stock, upon 10 trading days notice to each holder of Series F Stock, at the lowest then applicable conversion prices. The 20 Day Average bid price of the Common Stock must be greater than 300% of the Closing Price on the date of such notice.

         Any shares of Series F Stock not converted into Common Stock or redeemed as provided in Section 6 prior to 24 months after the Closing Date shall be automatically redeemed on such date, without any action of the holder thereof, for cash at the Stated Amount thereof, plus all accrued and unpaid dividends.

         The following terms used herein shall have the stated meanings:

         "Closing Conversion Price" means 140% of the Closing Price.

         "Closing Date" means the day on which the closing of the first purchase of shares of Series F Stock is completed.


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         "Closing Price" when used with respect to the Common Stock means the average closing bid price of the Common Stock over the five trading day period ending on the trading day prior to the Closing Date.

         The "Market Price" per share of Common Stock on any date shall be deemed to be the Volume Weighted Average Price of the Common Stock as reported by Bloomberg LP during any two consecutive trading day period selected by the holder during the twenty trading day period ending on the day prior to the date the holder gives notice of conversion.

         The "Maximum Conversion Price" means a per share of Common Stock price equal to 200% of the Closing Price.

         "Release Date" means the first trading day following the date that is 180 days from the Closing Date; provided, however, that on any date up through the 150th day following the Closing Date, the Corporation shall have the non-revocable option on one occasion to extend the Release Date up to the 240th day following the Closing Date upon written notice to the holders of the shares of Series F Stock ("Release Date Extension Notice").

         "Reset Conversion Price" means the 20 trading day average closing bid price of the Common Stock (as reported by Bloomberg, L.P.) ending on the trading day prior to the Release Date.

         "Valuation Period" means any of the five day, two day and twenty day periods referred to in the above definitions.

         Notwithstanding the foregoing, the maximum number of shares of Common Stock which the Corporation may be required to issue upon conversion of the shares of Series F Stock (the "Maximum Number of Shares of Common Stock") shall not exceed, with respect to each holder of Series F Stock, such holder's ratable share of 3,580,252 shares of Common Stock ("Ratable Share"). Each holder's Ratable Share shall be calculated prior to converting such holder's shares of Series F Stock. Any shares of Series F Stock transferred shall carry with them the related Ratable Share. Any remaining Shares of a holder's Ratable Share which are not required to convert fully such holder's shares shall be reallocated to the other holders in proportion to such other holder's ratable ownership and shall be available for conversion by the other holders of Series F Stock. After the issuance of the Maximum Number of Shares of Common Stock to any holder, the Corporation shall have the option of either issuing additional shares of Common Stock upon conversion of those shares of Series F Stock that remain outstanding (subject to compliance with applicable rules of regulatory or self-regulatory organization) or of determining that such shares of Series F Stock shall instead be subject to redemption as provided in Section 6 hereof.

                  (b) Adjustments. Once fixed, the Closing Conversion Price, the Reset Conversion Price, the $3.35 Price, the Maximum Conversion Price, the Maximum Number of Shares of Common Stock and the kind and amounts of securities and property for which the shares of Series F Stock may be converted shall be subject to adjustment from time to time as follows:

                          (i) If, at any time after the issuance of the Series F
Stock, the Corporation shall (A) declare or pay a dividend, or make a distribution, to all holders of its Common Stock in shares of Common Stock, (B) subdivide its


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outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock (other than a subdivision or combination thereof or a change in par value) any securities, the Closing Conversion Price, the Reset Conversion Price, the $3.35 Price, the Maximum Conversion Price and the Maximum Number of Shares of Common Stock in effect immediately prior to such action shall be adjusted so that the holder of any share of Series F Stock thereafter surrendered for conversion shall be entitled to receive the kind and number of shares of Common Stock of the Corporation and/or other securities which he would have owned or been entitled to receive immediately following such action had such share of Series F Stock been converted immediately prior thereto. Any adjustment made pursuant to this Paragraph (b)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                          (ii) If, at any time after the date of issuance of the
Series F Stock, the Corporation shall distribute to all or substantially all holders of its Common Stock either (A) evidences of indebtedness or assets (excluding cash dividends or distributions) or (B) any other securities of the Corporation or any rights, warrants or options to subscribe for, purchase or otherwise acquire securities of the Corporation in a transaction not covered by Paragraph (b)(i) above (any of which are referred to herein as "Other Securities"), then and in any such case the Corporation shall either distribute such Other Securities to the holders of the Series F Stock or reserve for the benefit of the holders of the Series F Stock such amount of such Other Securities as the holders of all Series F Stock then outstanding would have owned or been entitled to receive immediately following such action had the shares of Series F Stock been converted into shares of Common Stock immediately prior thereto. In addition, the Corporation shall either distribute to, or reserve for the benefit of, the holders of the Series F Stock any principal, interest, dividends or other property payable with respect to such Other Securities as and when such interest, dividends or other property is distributed to the holders of Common Stock. If such a reserve is made, as and when each such share of Series F Stock is converted, the holder of such share shall be entitled to receive from the Corporation his share of such Other Securities together with the principal, interest, dividends or other property payable with respect thereto.

                          (iii) In the case of an adjustment pursuant to
Paragraphs (i) or (ii) above during a Valuation Period, the relevant price of the Common Stock shall be proportionally adjusted.

                          (iv) All calculations under this Section 4 shall be
made to the nearest one-tenth of a cent or to the nearest one thousandth of a share, as the case may be. No adjustment shall be required unless such adjustment would result in an increase or decrease of at least one percent (1%) of the Closing Conversion Price, the Reset Conversion Price, the $3.35 Price, the Maximum Conversion Price and the Maximum Number of Shares of Common Stock; provided, however, that any adjustments which by reason of this subparagraph
(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                          (v) Whenever the Closing Conversion Price, the Reset
Conversion Price, the $3.35 Price, the Maximum Conversion Price and the Maximum Number of Shares of Common Stock are adjusted or Other Securities


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are reserved as herein provided, the Corporation shall mail or cause to be mailed a copy of a statement, verified by its independent certified public accountants, setting forth the required adjustments or the nature and amount of Other Securities, as the case may be, to each person who is a registered holder of Series F Stock at such person's last address as the same appears on the books of the Corporation. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of any action taken. Following any adjustment to the Closing Conversion Price, the Reset Conversion Price, the $3.35 Price, the Maximum Conversion Price and the Maximum Number of Shares of Common Stock, the holders of the Series F Stock shall be entitled, by themselves or through attorneys or accountants retained by them, to inspect the books and records of the Corporation in order to verify such adjustment. Such inspection shall be at the expense of the holders of the Series F Stock requesting such inspection unless such inspection reveals an error in the adjustment equal to 5% or more of the Closing Conversion Price, the Reset Conversion Price, the $3.35 Price, the Maximum Conversion Price or the Maximum Number of Shares of Common Stock, in which case the Corporation shall promptly reimburse the holders for all expenses incurred in connection therewith.

                          (vi) If at any time, as a result of an adjustment made
pursuant to Paragraph (ii) above, the holders of Series F Stock shall become entitled to receive upon conversion any Other Securities, thereafter the number of such Other Securities receivable upon conversion of the Series F Stock and the price of the Other Securities shall be subject to adjustment from time to time and in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series F Stock contained in Paragraphs (i) and (ii), above.

                  (c) Merger or Consolidation. In case of a merger or consolidation of the Corporation with or into another corporation, or the sale or transfer of all, or substantially all, of the property or assets of the Corporation, the holders of shares of Series F Stock shall thereafter have the right to convert each of such shares into the kind and amount of shares of stock or other securities and property (including cash) receivable (the "Consideration") upon such merger, consolidation or sale by a holder of the number of shares of Common Stock (whether whole or fractional) into which such shares of Series F Stock might have been converted immediately prior to such merger, consolidation or sale (all of which Consideration shall be reserved and become payable upon conversion in the same manner as for Other Securities pursuant to Paragraph (b)(ii) above and shall be adjusted as provided in Paragraph (b) above), and shall have no other conversion rights under these provisions and, in addition, the Corporation shall reserve, on a current basis as and when distributed, for payment upon conversion, in the same manner as required for Other Securities pursuant to Paragraph (b)(ii) above, any interest, dividends, other stock, securities or property distributable with respect to the Consideration, the same as if such shares of Series F Stock had been converted immediately prior to such merger, consolidation, or sale of assets; and effective provision shall be made in the charter of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the adjustment of the conversion terms of the Series F Stock shall thereafter be applicable, as nearly as reasonably may be, to any of the Consideration deliverable upon conversion of Series F Stock remaining outstanding or other convertible preferred stock received in place thereof. Any such resulting or surviving corporation shall expressly assume the obligation to deliver the Consideration, upon the exercise of the conversion right, (and, to that end, shall reserve sufficient Consideration to issue, distribute


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and/or pay the holders of the Series F Stock as if all such stock were converted) as holders of Series F Stock remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as above provided. In the event a merger or consolidation occurs prior to the Release Date, all of the shares of Series F Stock shall thereupon become convertible at the lesser of the Closing Conversion Price or 90% of the 5 day average closing bid price prior to the closing of such merger, consolidation, or sale of assets.

                  (d) Notices. If, at any time while shares of Series F Stock are outstanding, the Corporation shall (i) declare a dividend (or any other distribution) on its Common Stock, other than in cash, or (ii) reclassify its Common Stock (other than through a subdivision or combination thereof or a change in par value) or become a party to any consolidation or merger or sale or transfer of all or substantially all of the assets of the Corporation, for which approval of the holders of its stock is required, then the Corporation shall cause to be mailed to registered holders of Series F Stock by registered or certified mail, at their last addresses as they shall appear on the books of the Corporation, at least thirty (30) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which holders of Common Stock of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give or receive the notice required by this Paragraph (d) or any defect therein shall not affect the legality or validity of any such dividend, distribution, reclassification, consolidation, merger, sale, transfer or other action.

                  (e) Exercise of Conversion Rights. The holder of any shares of Series F Stock may exercise his option to convert such shares into shares of Common Stock only by surrendering for such purpose to the Corporation the certificates representing the shares to be converted, accompanied or preceded by written notice (which may be transmitted by telecopier) that such holder elects to convert such shares in accordance with the provisions of this Section 4. Said notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation as aforesaid, provided that the certificates to which such notice relates are received by the Corporation no later than the fifth business day following the date of receipt of such notice, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby notwithstanding that the transfer books of the Corporation may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to


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
such person. Within three business days after receipt of the certificates representing the shares to be converted and the notice of conversion, the Corporation shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion and shall pay or cause the payment of such Other Securities or Consideration or other property as may be payable upon conversion pursuant to Paragraphs (b)(iii) or (c) of this Section 4. The Corporation understands that a delay in the conversion pursuant to this Paragraph (e) beyond the time frame provided in the previous sentence could result in economic loss to the holder exercising his option to convert shares into Common Stock. As compensation to the holder for such loss, and not as a penalty, the Corporation agrees to pay liquidated damages to the holder for late conversion pursuant to this Paragraph (e) in the amount of one percent (1%) of the requested conversion amount, per day, beginning on the eighth (8th) business day from the date of receipt by the Corporation of the certificates representing the shares to be converted and the notice of the conversion pursuant to this Paragraph (e). Any such amounts shall be paid in U.S. dollars.

                  (f) Fractional Shares. No fractional shares of Common Stock shall be issued in connection with the conversion of shares of Series F Stock into Common Stock. Instead of any fractional share of Common Stock which would otherwise be issuable on conversion, the Corporation shall pay a cash adjustment with respect to such fractional share computed on the basis of the then current fair market value of the Common Stock, as determined in good faith by the Corporation's Board of Directors.

                  (g) Tax on Conversion. The issuance of stock certificates on conversions of shares of Series F Stock shall be made without charge to converting shareholders for any tax in respect of the issuance thereof except any tax on the income or gain derived by the converting shareholders as a result of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of stock in any name other than that of the holder of the shares of Series F Stock converted, and the Corporation shall not be required to so issue or deliver any stock certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  (h) Securities Reserved. The Corporation shall at all times reserve and keep available out of its authorized Common Stock (and any Other Securities or Consideration or property) the full number of shares of Common Stock (and any Other Securities or Consideration or property) deliverable upon the conversion of all outstanding shares of Series F Stock. Upon the Closing Date, the Corporation will reserve 3,580,252 shares of Common Stock for issuance upon conversion of the Series F Stock, and an additional 500,000 shares of Common Stock for issuance upon exercise of Warrants issued to the holders of the Series F Stock on the Closing Date. The Corporation shall not enter into any agreement or take any action which would impair or restrict its legal authority to issue such shares of Common Stock, Other Securities or Consideration or property upon conversion or to defeat in any way the right of the holders of the Series F Stock to receive such consideration upon conversion. In addition, whenever the Corporation is required to reserve any interest, dividends or other property payable upon conversion of the Series F Stock, the Corporation shall, as to cash, deposit


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
such amounts in one or more separate accounts for the sole benefit of the holders of the Series F Stock upon conversion and, as to other property, physically segregate or otherwise set such property aside in such a manner as to protect the rights of the holders of the Series F Stock to the receipt of such property upon conversion.

                  (i) Effect of Conversion. All shares of Series F Stock which shall have been converted into shares of Common Stock shall assume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

         5.       Voting Rights.

                  No holder of Series F Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

         6.       Redemption.

                  Within five days after issuance by the Corporation of the Maximum Number of Shares of Common Stock upon conversion of shares of Series F Stock, the Corporation shall provide notice of such event to registered holders of Series F Stock, at their last known addresses as they shall appear on the books of the Corporation. Effective the date of such mailing, holders of shares of Series F Stock which then remain outstanding may cause such shares to be redeemed by the Corporation at an amount equal to the Redemption Value (as hereinafter defined) of such shares; provided that the Corporation may instead permit the conversion of such shares of Series F Stock into shares of Common Stock pursuant to Section 4(a) hereof. The holder of any shares of Series F Stock may exercise his option to redeem such shares only by surrendering for such purpose to the Corporation the certificates representing the shares to be redeemed, accompanied or preceded by written notice (which may be transmitted by telecopier) that such holder elects to redeem such shares in accordance with the provisions of this Section 6. Said notice also shall state the name or names (with addresses) in which any shares of Series F Stock represented by the certificates surrendered which are not to be redeemed shall be re-issued. Each redemption shall be deemed to have been effective on the date on which such notice shall have been received by the Corporation as aforesaid, provided that the certificates to which such notice relates are received by the Corporation no later than the third business day following the date of receipt of such notice. Within three business days after receipt of the certificates representing the shares to be redeemed and the notice of redemption, the Corporation shall issue and deliver to the person or persons entitled to receive the same the Redemption Value of the shares to be redeemed. The Redemption Value of the shares of Series F Stock being redeemed shall be calculated by dividing the aggregate Stated Value of such shares by the conversion price (as provided in Section 4(a)) which would be applicable if such shares were being converted into shares of common stock as provided in Section 4(a) on the date of redemption and multiplying the result by the Market Price (as defined in Section 4(a)) per share of Common Stock on the date of redemption, plus any accrued and unpaid dividends.

         7.       Amendment.

                  Notwithstanding the provisions of Section 5 above, so long as any share of Series F Stock is outstanding, the Articles of Incorporation of the


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Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series F Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series F Stock, voting separately as a class.


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